UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to Section 240.14a-12
ANDRX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by Andrx Corporation
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Andrx Corporation
Andrx Corporation has filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) regarding the proposed merger of Watson Pharmaceuticals, Inc. and Andrx Corporation, which includes a copy of the definitive merger agreement. All parties desiring details regarding the conditions of this transaction are urged to review the contents of the definitive agreement, which is available at the SEC’s website at http://www.sec.gov/.
This filing may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger, Andrx will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF ANDRX ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Andrx. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Andrx with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and the company’s other filings with the SEC may also be obtained from the company. Free copies of Andrx’s filings may be obtained by directing a request to Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations.
Participants in Solicitation:
Andrx, Watson and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favor of the merger. Information regarding Watson’s directors and executive officers is available in Watson’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 1, 2005. Information regarding Andrx’s directors and executive officers is available in Andrx’s proxy statement for its 2005 annual meeting of stockholders, while was filed with the SEC on April 19, 2005. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

The following is a transcript of the conference call conducted on March 17, 2006 by Andrx Corporation (“Andrx”) to discuss Andrx’s financial results for the quarter and year ended December 31, 2005, and the proposed merger of Watson Pharmaceuticals, Inc. and Andrx.
ANDRX CORPORATION
Moderator: Tom Rice
March 17, 2006
8:00 a.m. ET
Operator: Good morning ladies and gentlemen and welcome to the Andrx Corporation 2005 fourth quarter and full year conference call. At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen only mode.
Members of Andrx’s executive management on the call today are Tom Rice, Chief Executive Officer, Angelo Malahias, President and Chief Financial Officer, Rob Goldfarb, Senior Vice President, General Counsel, and Secretary, and Larry Rosenthal, President of Andrx Pharmaceuticals, the company’s generic business.
Yesterday, the company issued a press release and filed its annual report on form 10K with the SEC. The release is available on their web site at www.Andrx.com under their Latest News Icon, and the Form 10-K can also be found on their web site under the investor relation SEC forms icons.
On today’s call, Tom Rice, Andrx’s CEO will discuss the recently announced merger agreement with Watson Pharmaceuticals and provide an overview of the 2005 fourth quarter, which will be

1

referred to as the 2005-quarter and the 2005 full year respectively. Angelo Malahias will then review certain aspects of the Andrx financial results in more detail.
Tom will then provide additional business perspective and remarks related to the merger agreement with Watson. A question and answer session with members of the executive management team will conclude the call as appropriate.
Before I turn the call over to Tom, I would like to remind you that much of the information members of Andrx management will discuss this morning, including the answers they give in response to your questions, may be statements of the company’s belief’s and current expectations including among other things, future operating results, the timing and commercial success of product approvals and product launches and the outcome of litigation.
These comments may be characterized as forward-looking statements under the Private Security Litigation Reform Act of 1995. Actual results may differ materially from those in the forward-looking statements as a result of various factors including the final resolution of the OAI status, the merger with Watson, the actual timing and outcome of litigation and future product launches, current and future regulatory action, manufacturing capacities, safety issues, output and quality process, competition as well as the other factors described in the company’s filings with the SEC.
Copies of these filings are available from the SEC, from the Andrx web site or from investor relations. Andrx disclaims any intent or obligation to update these forward-looking statements except as expressly required by law.
This conference call may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger, Andrx will file a proxy statement with the U.S. Securities and Exchange Commission, the SEC. Investors and security holders of Andrx are advised to read the proxy statement and other relevant documents filed with the SEC

2

when they become available because those documents will contain important information about the proposed merger. The final proxy statement will be mailed to stockholders of Andrx.
Investor and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by Watson and Andrx with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement when it becomes available in the company’s other filings with the SEC may also be obtained from the company. Free copies of Andrx’s filings may be obtained by directing a request to Andrx Corporation, 4955 Orange Drive, Davie, Florida, 33314, attention: investor relations.
As for the participants in solicitation, Watson and Andrx and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Andrx stockholders in favor of the merger. Information regarding Andrx’s directors and executive officers is available on Andrx’s proxy statement for its 2005 annual meeting of stockholders which was filed with the SEC on April 19, 2005. Information regarding Watson’s director and executive officers is available in Watson’s proxy statement for its 2005 annual meeting of stockholders which was filed with the SEC on April 1, 2005. Additional information regarding the interest of such participants will be included in the proxy statements and other relevant documents filed with the SEC when they become available.
I will now like to turn the conference over to Tom Rice, Andrx Corporation’s Chief Executive Officer.
Tom Rice: Thank you and good morning everyone. Earlier this week, we announced the signing of a definitive merger agreement providing for the acquisition of Andrx by Watson Pharmaceuticals. Our board of directors, senior management team and I believe this transaction ascribes significant value to our manufacturing and quality organizations, research and development, controlled-release technologies, distribution network, and employees.

3

Moreover, it also provides excellent value for our shareholders. The combined assets, product portfolio, and capabilities of Andrx and Watson will create a unique global specialty pharmaceutical company to compete in an ever-changing industry.
For the 2005 quarter, we generated total revenues of $245 million, a 16 percent decrease compared to the fourth quarter of 2004. The $291 million in the 2004 fourth quarter includes $18 million in sales of the Altoprev® and Fortamet® products we disposed of in the 2005 first quarter, as well as $12 million from the distribution of certain products which we discontinued in the third quarter of 2005.
On a sequential basis, total revenues decreased by five percent compared to $257 million in the 2005 third quarter. Diluted earnings per share were 11 cents for the 2005 quarter, which includes, among other things, a $10 million impairment charge for the North Carolina facility and other charges and credits, some that will be discussed later in this call.
For 2005, total revenues for the second year in a row exceeded $1 billion, with $1 billion in 2005 compared to $1.1 billion in 2004. We earned 85 cents in diluted earnings per share compared to 89 cents in diluted earnings per share in 2004.
In the first quarter of 2005 we successfully divested our brand business. We entered into agreements with First Horizon for the sale and licensing of certain rights and assets related to our Fortamet® and Altoprev® brand products. Our agreement with First Horizon allows us to concentrate on our core strength of formulation development of controlled-release products including combination products, and eliminated our brand losses, which totaled approximately $44 million in 2004.

4

In 2005, we also refocused on our R&D program to concentrate on controlled-release and oral contraceptive products, and directed our business development efforts to acquire immediate- release products. As part of this plan, we recently announced an agreement with InvaGen Pharmaceuticals.
In 2005 we received five final product approvals and two tentative approvals and submitted seven ANDAs to the FDA. The 2005 filings include all strengths of generic Cardizem LA, which reflects our focus on difficult to formulate controlled-release products. We believe that we may have been the first ANDA applicant with a Paragraph IV certification for each of the six strengths of Cardizem LA, and accordingly, may be entitled to 180 days of market exclusivity.
Angelo will now provide some additional comments in the quarter.
Angelo Malahias: Thank you, Tom. Distributed product revenues decreased by five percent to $156 million for the 2005 quarter, compared to $164 million for the 2005 third quarter. Excluding sales to Internet pharmacies and certain pain clinics, revenues from distributed products were generally flat compared to the third quarter of 2005, as the sales for this class of customers generated $7 million in revenues in the 2005 third quarter and no revenues in the 2005 quarter.
Distributed product revenues of $156 million for the 2005 quarter decreased by 14 percent compared to $181 million for the 2004 quarter. In 2005 we did not generate sequential quarterly or annual growth in revenues as we have in the past. This decrease in revenues in 2005 compared to 2004 is mainly due to generic product price declines, which continued to be at relatively high levels.
In the 2005 quarter, revenues from distributed products generated $32 million of gross profit with a gross margin of 21 percent, compared to $35 million of gross profit with a gross margin of 19 percent for the 2004 quarter. The improvement in gross margin was primarily due to the impact

5

of higher margins related to new multi-source product introductions and the increased level of competition, which results in lower sales but higher gross margin percentage and potentially higher gross profit dollars.
After the disposition of our brand business earlier this year, through a sales and licensing transaction with First Horizon, Andrx products revenues exclude revenues from Altoprev and Fortamet. Our participation in the performance of these products is now included in licensing, royalties and other revenues.
On a sequential quarterly basis, generic revenues increased by three percent to $74 million, compared to $71 million in the 2005 third quarter, primarily due to increases from our generic version of Paxil® and its sales to a new customer. Andrx generic product revenues decreased by $10 million compared to $84 million in the 2004 quarter. This decrease includes Andrx controlled-release and immediate-release generics, but also includes a decrease to products formerly classified as brands such as Entex® and Anexsia®.
The generic business gross profit for the 2005 quarter was $10 million compared to the 2004 quarter gross profit of $28 million. The $18 million decrease in gross profit resulted primarily from an increase in other charges to cost of goods sold, including the $10 million impairment charge related to our North Carolina facility in the 2005 quarter, and increased charges relating to pre-launch inventories. In the 2005 quarter we recorded charges directly to cost of goods sold of $6.1 million related to pre-launch inventories, including $5.6 million in charges related to our generic version of Biaxin® XL due to the aging of the product that may be short dated by the date we anticipate that our product would likely be sold.
Licensing, royalties and other revenues were $16 million in the 2005 quarter, compared to $7 million in the 2004 quarter. The 2005 quarter includes $9 million from our agreement with First Horizon related to Altoprev and Fortamet, and $2 million related to KUDCO’s sale of generic

6

Prilosec®. Licensing, royalties and other revenues in the 2005 quarter also include $3 million in R&D services rendered to Takeda and Teva associated with the development of a combination product consisting of Takeda’s Actos® and our extended-release metformin, and the development of generic versions of oral contraceptive products, respectively.
On a sequential quarterly basis, licensing, royalties and other revenues decreased by $6 million from $22 million for the 2005 third quarter, mainly due to the inclusion in the 2005 third quarter of $4 million of revenues upon the reversal of the sales allowances previously recorded related to our agreements for generic versions of Wellbutrin SR® 150 milligrams and Zyban®, and decreased revenues from First Horizon.
SG&A was $32 million or 13 percent of total revenues for the 2005 quarter compared to $53 million or 18 percent of total revenues for the 2004 quarter. Excluding the SG&A from our former brand segment, SG&A was generally flat with the 2004 quarter and down by $12 million from the $45 million in the 2005 third quarter, which included $9 million in our corporate overhead associated with our former executive vice president and general counsel’s separation from the company, of which $7 million was non-cash.
SG&A on a go-forward basis will include the cost of our distribution business, which are primarily variable and a function of distribution revenues, the costs of our generic business, which are generally fixed but also include legal expenses, and our increased efforts in generic business development, costs of our new contract services segment along with corporate overhead, which we continue to review for reduction opportunities.
R&D expenses were $9.4 million in the 2005 quarter, compared to $8.6 million for the 2004 quarter. We continue to focus our R&D efforts primarily on the development of controlled-release products and supporting our contracts services business and external R&D costs in connection

7

with the agreements we have reached with third parties through our generic business development relating to the commercialization of immediate-release products.
For the 2005 quarter, our effective tax rate was 37.4 percent. We continue to expect our effective tax rate generally to be 38 percent for 2006, excluding any adjustment as a result of the IRS audits. While we have not been required to make income tax payments over the past three years with the exception of Alternative Minimum Tax payments, we anticipate we will begin to make income tax payments in 2006.
As of December 31, 2005, we had $405 million in cash, cash equivalents, and total investments available for sale, an increase of $4 million compared to September 30, 2005, and an increase of 195 million as compared to December 31, 2004. We also have $491 million in working capital, which calculation excludes $123 million in investments available for sale, which for financial reporting purposes are classified as long-term. We have deferred revenues of approximately $99 million, primarily up front fees from First Horizon and development milestone payments from Takeda.
I will now turn the call over to Tom Rice, Andrx’s Chief Executive Officer.
Tom Rice: Thank you Angelo. For the first time in its history, the distribution business did not generate annual sequential revenue growth. Published data estimates that brand products with current annual sales of $43 billion may be subject to generic competition with $23 billion potentially in 2006 and $20 billion in 2007.
While revenue for 2005 fell short of the 2004 level, distribution gross profit generated in 2005 increased as compared to 2004. Within our distribution business, growth in revenues will continue to be primarily a function of new generic products launched by others and the degree of price erosion on new launches and existing products.

8

Over the past 18 months we have experienced a higher level of price erosion than in previous periods due to an increased number of generic competitors, customer consolidation, fewer products with price increases, and a lack of new launches to offset such downward pressure. The reduced number of ANDA approvals by the FDA for significant products is due to, among other things, Citizen Petitions and other external factors.
We believe that we are able to effectively compete in the distribution market and therefore optimize our market share based on three critical elements: very competitive pricing, responsive customer service that includes, among other things, next day delivery to the entire United States with high levels of inventory for more than 6,000 shelf keeping units, and well established telemarketing relationships with our customers supplemented by our leading electronic ordering capabilities.
Future growth of our generic products business will be derived from the launch of internally developed new products as well as from the investment in our business development team. We currently have approximately 30 ANDAs pending at the FDA that continue to be reviewed and we continue to submit new filings.
We will spend approximately $50 million in R&D again in 2006, primarily focused on controlled- release products as well as continued focus on the development of combination products.
Currently, our overall level of profitability remains dependent to a great extent on a relatively small number of products. As these products, particularly our generic versions of Cardizem CD and to a lesser extent, Tiazac and Glucotrol XL, supplied by Pfizer, experience increased competition, the resulting price and/or market share reductions could significantly adversely affect these products’ contribution to our results of operations.

9

Generic competition for our versions of Cardizem CD and Tiazac could occur from new competitors particularly since an additional generic version of Cardizem CD was approved by the FDA in May of 2004 and a generic version of Tiazac was approved by FDA in February 2006, neither of which products has yet been launched. Additionally we believe that at least one additional ANDA for each of Cardizem CD and Tiazac is pending FDA approval.
Potential new generic products include generic Concerta, which continues to be the subject of a Citizen Petition and potential patent litigation, and is currently unapproved. The product presently has brand sales of approximately $800 million. We continue to believe that our generic version of Concerta could generate significant earnings, regardless of who the FDA deems will have the 180 days of exclusivity. A number of months ago we submitted our rationale on why we believe we deserve exclusivity or co-exclusivity for this product and the FDA is considering our argument.
Our generic version of Biaxin XL, with current brand sales in excess of $300 million, has been approved by FDA but is presently subject to a preliminary injunction, which we are appealing. That hearing is expected to occur in the second half of 2006.
In January 2006, we were granted summary judgment with respect to our generic versions of Toprol XL® and the 30-month stay is no longer in effect. The approval and launch of our ANDAs for the 25, 50, 100 and 200 milligram strengths of the product are subject to, among other things, the FDA’s removal of our OAI status, satisfying all other FDA approval requirements, successful validation and potential future legal proceedings. We believe we are the first to file on the 50-milligram strength of the product, which has brand sales of approximately $500 million.
We have increased our business development efforts both domestically and internationally in an effort to access additional generic products and leverage our distribution and sales capabilities.

10

We are continuing discussions with other international companies and domestic companies with offshore affiliations for additional access to the development and/or supply of active pharmaceutical ingredients and finished products by a third party at a lower price. These efforts are primarily being directed towards potential partners in India and China.
Although we no longer sell or market brand pharmaceutical products, our Andrx Therapeutics contract services segment, through our relationship with Takeda for a combination product consisting of their Actos and our extended-release metformin, will utilize our technologies to improve this brand pharmaceutical product and extend its product life cycle. Takeda’s Actos has current sales of approximately $2 billion, and we believe that this combination product, when launched, will be a significant contributor to earnings and cash flow. Furthermore, Takeda recently won its patent infringement lawsuit against generic competitors related to a patent that protects the Actos active ingredient until 2011.
In May of 2005, we entered into an agreement with Amphastar Pharmaceuticals for exclusive marketing rights for both strengths of their generic Lovenox. Our marketing rights generally extend to the U.S. retail pharmacy market and we will receive up to 50 percent of the net profits, as defined, generated from such sales. Based on IMS data, we estimate that this segment is in excess of $600 million in brand sales annually. However, this product is currently pending the resolution of a Citizen Petition filed by the innovator, litigation, and FDA approval.
In 2005, we completed the expansion of our manufacturing facility and the renovation of our existing oral contraceptive manufacturing facility to expand our capacity. We currently market two OCs, possess a final approval for two strengths of another OC product, have two pending approvals for two separate OC products, and a number of OC ANDAs pending at the FDA. We anticipate additional OC approvals and launches in 2006.

11

In December 2005, we met with the FDA to present our responses to the FDA’s May 2005 Form 483. As anticipated, the FDA recently began their re-inspection of our facility to verify our responses to the May 2005 inspectional observations. We are now in week two of the inspection, and anticipate that the inspection will be completed within a total time of three to four weeks.
Over the past two years we have continued to improve our quality and manufacturing processes and general operations. Steps we have taken to achieve this include new senior and mid-management to strengthen the quality and manufacturing operations, and retaining outside consultants to assist in the improvements of our scientific, process development, research and development, quality and manufacturing operations. As a result, our production related charges have declined since 2004, reflecting the improvement of our manufacturing reliability.
As we work towards closing of the transaction with Watson, expected to take approximately six months, we continue our commitment to quality, compliance, integrity, and servicing our customers and partners. We remain focused on our daily operations and business.
While we believe the aforementioned potential new generic products are important assets within our business, as well as our distribution business and research and development, industry trends continue to favor larger and more diversified product lines with significantly greater market share.
The acquisition of Andrx by Watson provides a significant opportunity to align our complementary businesses and become part of a global organization with a broader product pipeline and increased capabilities to better compete in industry experiencing consolidation of both U.S. generic manufacturers as well as large customers.
We look forward to joining forces with Watson and believe that this transaction provides the best fit for our organization, assets, and employees and outstanding value for our shareholders.

12

That concludes our planned presentation. We will now open the call for questions.
Operator: Thank you. The question and answer session will be conducted electronically. If you wish to ask a question, please press star followed by the digit one on your touch-tone telephone. We will proceed in the order that you signal. I can take as many questions as time permits. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, if you do have a question or a comment please press star one at this time.
Our first question will come from Gregg Gilbert with Merrill Lynch.
Gregg Gilbert: Thanks, good morning gentlemen. And I have two quick lines of questioning. First on Concerta. Do you have any estimate for when FDA might get back to you? And might you consider litigation if they don’t agree with you? Related to that, can you also comment on the CP status? Bigger picture Tom, a second line of questioning, can you provide some color on the process that led to the merger with Watson just to give investors some comfort that you and the Board explored all options to maximize value? Thank you.
Tom Rice: So thanks Gregg. Let me take the first part of this and then I will turn it over to Larry for the Concerta. You can appreciate this Gregg that at this point we are obligated under proxy laws and SEC regulations not to discuss the transaction at this point.
We are awaiting a filing with the FTC and we are rapidly putting together proxy materials and we will have that out shortly, which I think will describe in great detail the process we went through. I would like to turn it over to Larry now for addressing the Concerta issue.
Larry Rosenthal: Gregg we haven’t heard anything from the FDA regarding our exclusivity argument. If and when we do and it goes against us we will decide whether we want to bring legal action or

13

not. And as far as the Citizens Petition, it has also been extremely quiet in that area for quite some time.
Operator: We’ll move next to Amy Stevens with Susquehanna.
Amy Stevens: Hi good morning. Just a couple of questions, thanks for taking it. The first is just a quick back on the merger. You know, understood you can’t discuss it in any kind of opinion like terms. In terms of the facts you have obviously already given some facts. I was wondering, could you explain at what point you would be subject to the break-up date? I mean obviously it is a definitive merger agreement at this point. At what point you know, do you become subject to that? Is that just following the shareholder vote?
Second, and you may not be able to answer this, in terms of the, you know, MAE clauses it appears that you know resolution of your OAI status is part of those terms. You know, what in terms of resolution do you need to achieve in order to satisfy that? And then finally, in terms of the Takeda deal. Could you just highlight a little bit in terms of how the deal is structured? You may not have given you know, a particular royalty rate, but maybe something kind of in generalized terms. You can help give a little more direction in terms of how to accurately reflect that opportunity in our model. And that’s it. Thanks.
Tom Rice: Well thank you Amy. The first question I will take. And then I will ask Angelo to address the Takeda question. The contract with the – for the proposed merger was filed on Monday. And I think it is very clear in the contract what the material adverse event outs are for Watson Pharmaceuticals as well as us. And it’s very clear. I recommend that you obtain a copy of the agreement and review it. And it really is quite clear as to what the adverse event outs are, and specifically as far as the FDA. Angelo, do you want to talk about the Takeda relationship?

14

Angelo Malahias: As we have disclosed in the past, the Takeda arrangement to develop a combination product that includes our approved 505 (b)(2) for metformin XT and their Actos products has three cash flow or revenue streams associated with it.
The first ones are the development milestones. We have already received $20 million. We received $10 million on signing the agreement and received another $10 million when we reached a threshold in the development process.
We have disclosed that there will be additional development milestones as this product works its way through the filing and approval process, but not specifically commented on the amounts or when those milestones will be due.
When that product gets launched, we will be entitled to royalties on the sale of that product, on an international basis. And then in addition, as that product reaches certain sales levels we will be entitled to performance milestones. As you can appreciate, this product is Takeda’s product and they prefer to keep the – prefer to keep the financial terms confidential. And we have to respect the wishes of our partner.
Amy Stevens: Can you comment on whether you know, kind of high teens or anything directionally like that?
Angelo Malahias: No.
Amy Stevens: Thank you very much.
Operator: We’ll go now to David Woodburn with Prudential Equity Group.

15

David: Hi, thanks for taking my question. With the FDA’s current re-inspection, is the goal to – is the goal to show that everything is fixed? Or that you are making progress on a plan? And then also along those lines, will you disclose any of the findings at the end of the inspection? Or are you going to just stay quiet on the issue until the FDA’s final report is completed?
Tom Rice: Good question. The FDA re-inspection is – again this is part conjecture on my part, is that the – I think their primary goal is to verify that our corrected measures that we have identified in our responses to the agency have been properly put in place and are effective.
I think they will also look at our general product capabilities, which we have over the past two months – two years rather, significantly strengthened our ability to control and manufacture processes to work with Tunnel Consulting and our own process development team. We now understand these products much more effectively and can make them perform much more reliably.
So I think it is a combination of have we as a company listened to what the FDA was concerned about and effectively dealt with it? And are we truly a voluntary company? And I think if they decide we are a voluntary company focused on maintaining quality I think the inspection will go well.
In terms of the process, we said week two of the inspection. And we’re estimating again, they don’t really tell you how long they plan to be here. But I think it could be another two weeks possibly. Then it will wind down hopefully. And we won’t really know anything. We’ll have a sense of the inspection. But we won’t really know anything officially for probably again – there is no hard timeline. But probably three to four weeks maybe from a recommendation by the district to Washington, and then finally some form of official communication to us.

16

So you know I am estimating it could be six weeks from today to eight weeks from today we will finally know something.
Operator: Go now to Ken Cacciatore with Cowen.
Ken: Thank you. Just – you know Watson is obviously making the assumption here that the manufacturing is going to clear up. So I guess my question for you is we haven’t seen Andrx kind of fully loaded without any of these manufacturing deficiencies for quite a while. So can you give us a sense that if the manufacturing does clear up, what the gross margins and the generic business could go to?
If you back out everything it looks like they are running on a quarter – over a yearly basis from last comparative quarter, about 30-odd percent gross margins. What are we missing? How much leverage do you have in that gross margin line, assuming best-case scenario manufacturing clears up?
Angelo Malahias: Well I guess there are a couple of pieces to answering that question. The first one is we have a very detailed table in our 10-K which reflects the – some other charges running through cost of good sold. Some of them relate to inefficiencies and excess capacities in certain areas where we don’t have enough capacity and in other areas we have capacity planning for our future. Additionally we have disclosed the consultants related to the – related to optimizing our operations and carrying the North Carolina facility. So you know the excess capacity we carry is anticipation of our new products that we will be manufacturing including Toprol XL and Concerta and the Takeda combination products.
This is something that is required in order for us to be able to – in order to – able to satisfy the production demand. Commenting on the gross profit on our generic product line, just as

17

important is our cost structure, which as you are correct will be further leveraged as we produce more products in the future.
But the biggest – just as big as issue is the pricing environment. And currently our – since we have primarily controlled-release products and we – significant amount is on generic Cardizem CD and Tiazac, they have been insulated to some degree from pricing pressures. But in order to understand gross profit in the generic industry you really have to make some assumptions on the pricing. And it is not limited to just identifying and modeling the manufacturing cost.
But with that I think the table we have given in 10-K allows somebody to understand all the other charges that are running through there.
Operator: We’ll go next to Jerome Lande with Millbrook Capital.
Jerome Lande: Good morning. First of all I just want say, I don’t know of anything in the proxy world that says that you can’t discuss the situations and circumstances surrounding the Watson deal. When you are in a public forum and everybody is listening and it is publicly available information. To the contrary I think there are mechanisms to allow you to do specifically that.
But putting that aside, I am going to ask you a question that doesn’t necessarily have anything to do with what might appear in the proxy, so you can answer it. Because I didn’t hear it addressed in the conference call that you had the other day, and I haven’t heard it addressed yet today. Why is now the time to sell the company?
Tom Rice: Hi Jerome...this is Tom. Yes I would like to respond to your question head-on. But I at this point have been advised by counsel there are indeed proxy rules and regulations by the SEC as well as FTC that prevent us from discussing the background of the merger, why we did it. And I would just ask for your patience. That information is being compiled as fast as we can.

18

It was a thorough process. And I think you will understand once we describe it to our shareholders in our proxy, the process we went through, the care and consideration we gave. And it will be fully described within 30 days.
Operator: We’ll go now to Lei Huang with Lehman Brothers.
Lei Huang: Thanks good morning. I have several questions. First regarding the 483 that the company received back in January, and the response that was provided to the FDA subsequently. Is that part of this re-inspection? Or is that something entirely separate?
Tom Rice: Well it is all kind of intertwined. The – we had, as you know, an inspection in May of 2005.
Lei Huang: Right.
Tom Rice: And the observations that were noted were addressed by the company. But the local district in Washington felt that the official action indicated was a way for the agency to obviously delay approvals while we address our issues. And you know it is not an official action. It is something that the agency can use to really get the attention of companies that – until we fix certain things, that we’re focused on. So they are intertwined, and at this point if the inspection does go well, we would expect that the OAI status would be removed following their review of our efforts.
Lei Huang: So that can include the 483 received earlier this year?
Tom Rice: Yes. It would address the 483 we received. Yes.
Lei Huang: OK and then regarding the disclosure in your 10K about the amended deal with Teva on the oral contraceptives. Would you just mind reviewing that with me? I got the sense that Andrx is

19

somehow still – will still be participating in some of the profit sharing even under an amended deal. And I am just wondering if that would satisfy the FTC requirement.
Tom Rice: Again, we can’t address the FTC issues related to our proposed merger agreement. At this point, we’re really in a difficult spot to really address it in detail. But Larry, anything you want to add?
Larry Rosenthal: No. At the end of the day you know, it is going to be ultimately an FTC decision on how these things work out. So we don’t want to prognosticate what will happen.
Operator: Thank you. We’ll go next to Gregg Gilbert with Merrill Lynch.
Gregg Gilbert: Just a quick follow up. Does a change in control affect your deals with either Teva or InvaGen?
Angelo Malahias: The Teva agreement does have specific provisions that deal with change in control. And as you’ll notice in our 10K, we disclose that in March 2006 Andrx and Teva amended the December 2003 agreement pursuant to which Andrx paid Teva $4 million and in exchange received the right to subcontract its manufacturing obligations.
Additionally the parties agreed that upon a change in control of Andrx to a person that markets oral contraceptives that compete with the products, Andrx will transfer to Teva all of the ANDAs, pending ANDAs, and technical and intellectual assets as they relate to the OC business and Teva’s profit share will increase. So that was addressed with the recent amendment right.
Operator: Thank you. That does conclude our question and answer session for today. I would like to turn the conference back over to our speakers for any additional or closing remarks.

20

Tom Rice: Thank you everybody. And we’ll keep you posted.
Operator: That concludes our conference for today. Thank you for your participation.
END

21

The following is a transcript of the conference call conducted on March 13, 2006 by Watson Pharmaceuticals, Inc. (“Watson”) to discuss the proposed merger of Watson and Andrx Corporation.
WATSON PHARMACEUTICALS
Moderator: Patricia Eisenhaur
March 13, 2006
4:00 pm ET

Operator:	Good afternoon. My name is Mary Anne and I will be your conference facilitator. At this time I would like to welcome everyone to the Watson Pharmaceuticals conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

Ms. Eisenhaur, you may begin your conference.

Patricia Eisenhaur:	Thank you, Mary Anne and thank you, good afternoon everyone. I’d like to welcome you to Watson Pharmaceuticals conference call regarding our acquisition of Andrx Corporation.

Before the market opened today Watson issued a press release announcing the acquisition of Andrx. We also filed a Form 8-K with the Securities and Exchange Commission earlier today attaching a copy of the merger agreement.
The press release and Form 8-K is available on our Website at www.watsonpharm.com. Additionally we are conducting a live Webcast of this call, which will also be available on our Website after the call’s conclusion.
During today’s call Dr. Allen Chao, our Chairman and CEO will provide an overview of the transaction as well as the rationale behind the deal. Charlie Slacik, Watson’s Executive VP and CFO will provide further details on the financial aspects of the transaction.
Please note that we are not going to make any comments today about Andrx’s financial results for 2005, Watson’s projections for 2006 or any comments concerning any post-closing financial projections.
Finally, we will open the lines to a Q&A session where Dr. Chao and Charlie will be joined by Tom Rice, CEO of Andrx, and Angelo Malahias, President and CFO of Andrx.
I’d like to remind you that during the course of this call management from both Watson and Andrx will make projections or other forward-looking remarks regarding future events or the future financial performance of the company. It’s important to note that such statements about Watson or Andrx’s estimated or anticipated future results, prospects or other non-historical facts are forward-looking statements and reflect management’s current perspective of existing trends and information as of today’s date.

Watson and Andrx disclaim any intent or obligation to update these forward-looking statements except as expressly required by law. Actual results may differ materially from Watson and Andrx’s current expectations and projections depending on a number of factors affecting Watson and Andrx’s periodic public filings — business, pardon me.
These factors are detailed in Watson and Andrx’s periodic public filings with the Securities and Exchange Commission, including, but not limited to, Watson’s Form 10-K for the year-ended December 31, 2005, and Andrx’s Form 10-Q for the quarter ended September 30, 2005.
This presentation and conference call may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger Andrx will file a Proxy Statement with the US Securities and Exchange Commission, the SEC. Investors and security holders of Andrx are advised to read the Proxy Statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the proposed merger.
The final Proxy Statement will be mailed to stockholders of Andrx. Investors and security holders may obtain a free copy of the Proxy Statement when it becomes available and other documents filed by Watson and Andrx with the SEC at the SEC’s Website at http://www.sec.gov.
Free copies of the Proxy Statement, when it becomes available, and the company’s other filings with the SEC may also be obtained from the company. Free copies of Andrx’s filings may be obtained by directing your request to

Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations.
As for participants in solicitation, Watson and Andrx and their respective directors, executive officers and other members of management and employees may be deemed to be soliciting proxies from Andrx stockholders in favor of the merger. Information regarding Andrx’s directors and executive officers is available on Andrx’s Proxy Statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2005.
Information regarding Watson’s director and executive officers is available on Watson’s Proxy Statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 1, 2005.
Additional information regarding the interest of such potential participants will be included in the Proxy Statement and other relevant documents filed with the SEC when they become available.
Now I would like to turn the call over to Dr. Chao, our Chairman and CEO.

Allen Chao:	Thank you very much, Patty. Well I’m truly excited to announce today that Watson will be acquiring Andrx Corporation for an all cash transaction value at $25 a share — Andrx share or a total consideration of approximately $1.9 billion.

We expect the transaction to be accretive beginning in 2007 or earlier depending on the timing of certain product launches. While the deal is expected to close in the third quarter of 2006, it is still subject to regulatory approvals, an Andrx shareholder vote and other customary closing conditions.

Later in the presentation in the call, Charlie will describe briefly the source of financing.
Strategically this acquisition is an excellent fit for Watson as it’s complementary in maximizing the strength of both organizations. It strengthens our capabilities in sustained-release product technology, development and manufacturing of those products, expands the present Watson current product line as well as strengthens the depth of the pipeline.
The combined company will have approximately 60 ANDAs in the pipeline. Additionally Anda, Andrx’s distribution unit will provide financial stability and solid cash flow to our overall business.
I’d like to quickly review Andrx’s current business structure from a business unit point of view. Andrx has three segments to its business: the generic pharmaceuticals, Anda, which is its distribution business, and Andrx Therapeutics business, which is their drug delivery technology unit.
Andrx’s generic pharmaceutical business currently has 30 ANDAs in the pipeline with several first-to-file opportunities. Currently marketed products include sustained-release products such as Cartia XT®, Taztia XT®, Diltia XT®, Metformin ER. Its pipeline products include generic Toprol-XL®, Cardizem® LA, Prilosec®, generic Concerta® and generic Biaxin® XL Filmtab®.
Anda, the Andrx distribution business, is a solid growing business, which will provide consistent steady growth in revenue and cash flow. Following the close of this transaction, Watson will manage this business independent from its generic pharmaceutical business. Like all of our business, Anda will be run professionally and responsibly.

Finally, Andrx Therapeutics business has 15 drug delivery technologies. As part of this division, Andrx has an agreement with Takeda Pharmaceuticals with respect to ACTOS® Plus Metformin XR. As you may know, Takeda won a District Court ruling on the compound patent covering ACTOS. This patent now will expire sometime in 2011. The NDA for ACTOS Plus Metformin XR could be filed by late ‘06 and could result in a product which will provide solid cash flow in future years.
On the synergy side, we expect to see synergy in the corporate SG&A and we will rationalize our overlapping projects in product development but expect this transaction to significantly strengthen our R&D capability and resources.
With this I’ll turn this call over to Charlie to provide some brief comments on the financing part of this transaction.

Charles Slacik:	Good afternoon. I’ll just provide some brief comments on the financial aspects of this transaction. Watson will acquire 100% of the common stock of Andrx Corporation in an all cash transaction at a value which approximates $1.9 billion. For each share of Andrx common stock Andrx shareholders will receive $25.

The transaction is expected to be initially financed with Watson and Andrx cash together with the new committed bank financing facility of approximately $1.15 billion.

The merger has been unanimously approved by the Boards of Directors of both Watson and Andrx and it is worth noting that the approval of Watson stockholders is not required to complete the merger as it is an all cash transaction. However Andrx stockholders must still approve the merger.

The merger is currently expected to close within six months but it is subject to the satisfaction of customary closing conditions, including the receipt of all applicable government approvals and no material adverse effect having occurred with respect to Andrx.

We do, as Dr. Chao mentioned, expect this deal to be accretive to earnings beginning in 2007. We do not anticipate any change in our current Triple B debt rating. And finally, this transaction will not hinder us financially as we will maintain the financial flexibility for future transactions and continue pursuing our brand strategy as well.

And now I’ll turn it back to Dr. Chao to wrap up.

Allen Chao:	Thank you, Charlie. We believe this deal — this transaction will make Watson a much stronger company and will position us for growth going forward. Post-transaction we’ll have a strengthened pipeline, specialized synergies — products which being our Companies’ legacy. Together with Andrx we’ll have over 60 ANDAs in the pipeline.

We expect to see benefits in the technology acquired associated with Andrx. We’ll have strengthened our base with difficult-to-replicate, sustained-release products as well as expanded capability in developing other generic products as well as possible brand products.

Our sales and marketing effort will benefit from broadened product offering for our customers while also posting an enhanced pipeline and market presence.

Our efforts in improvement in cost of goods will continue as we are building out our offshore capabilities in India and China. Our brand business continues to remain as a steady performing business and we’ll continue to explore opportunities to expand our pipeline.

Additionally we have several drug delivery systems available for partnering, out-licensing while also with this transaction gaining an expanded and strengthened management team and we believe we’re strongly well positioned for future growth.

Thank you very much.

Patricia Eisenhaur:	And, Mary, we’ll open it up for Q&A right now. Thank you.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Dimi Ntantoulis of UBS.

Dimi Ntantoulis:	Good morning, just a few questions. Maybe, Allen, can you give us some color on what level of comfort you have around the manufacturing issues at Andrx? Obviously the FDA is in there now inspecting the facilities but when do you expect that to wrap up and to have a report about the manufacturing at Andrx?

Second question around the oral contraceptives, obviously Watson is a very strong player there and Andrx’s pipeline is looking to expand on the oral contraceptive franchise. What sort of FTC and overlap issues and concentration issues do you see? And what sort of divestitures might you expect?
And then just finally, the 60 ANDAs in the pipeline, is that the net number with rationalized products or do you still have products to rationalize of those? And of those 60, how many are oral contraceptives?

Allen Chao:	First of all thank you for asking those very good questions. On FDA – Watson has significant experience in working with FDA and all pharmaceutical companies, you know, are subject to FDA’s review and inspection. And we have done lots of due diligence on the FDA matter, especially in regards to the cGMP matters. And we felt it’s appropriate to proceed. And Tom Rice and his team have done a great job in building the strength of the management team, the systems, the procedures and with the help of some consultants, have a very good program in place.

On the OC the – regarding FTC overlap, as you may know that I believe two products that today Andrx/Teva are manufacturing and support the sales by Teva’s efforts. We will be in a position to state that there are only three companies today competing, actually including Watson, Barr and Teva.

We expect no change post-merger however subject to FTC review. And there’s nothing more I can say to predict at this point.

As far as 60 ANDAs, as you may recall we have 45 ANDAs filed. Andrx had reported 30 ANDAs, so this 60 ANDAs is the net — we believe the net number of ANDAs after rationalization of the pipeline, including some of the oral contraceptives as well.

Dimi Ntantoulis:	Okay. Can I go back to the first question? When do you — maybe a question for Tom. When you expect the FDA to be out of the facility and back to you with the report? Can you give us a sense of timing there?

Allen Chao:	Tom.

Thomas Rice:	Thanks, Allen. Dimi, you know, as expected we had a meeting with the agency in December and this inspection was expected and planned for. And we anticipated an inspection for about three to four weeks, which is customary. They’re reviewing our commitments we made against the 483 from last May and, you know, following the wrap up of the inspection it may take several weeks to find out their review as to our stated compliance. So as Allen said, we have done many things since the last 18 months, two years and at this point we’re hopeful that we’ll be okay. But at the end of the day we have to wait until they finish their inspection.

Dimi Ntantoulis:	And did they just start the inspection, Tom?

Thomas Rice:	Yeah just recently they just started.

Dimi Ntantoulis:	Okay thank you very much.

Operator:	Your next question comes from Ken Cacciatore with Cowen.

Ken Cacciatore:	Hi. Dr. Chao, I’m just wondering in terms of the manufacturing facilities that you have and they have. There’s no way of rationalizing there. Is there any way to site transfer? Or in essence is Andrx as we see it standalone with their manufacturing always going to be standalone, separate from your sites?

Allan Chao:	This — Andrx has a specialized sustained-release technology development program as well as state of the art manufacturing facility with sustained-release product and using their technology.

We intend to continue operating their facility and strengthen it as the product pipeline begins to grow on sustained-release product side. Watson currently has a program in rationalizing our Puerto Rico facility and moving the products to Carmel, New York and Corona, California. And this additional facility will be a third facility and will be center of excellence for sustained-release product manufacturing and we intend to keep it.

Ken Cacciatore:	Okay. And your assumptions you mentioned a couple of Andrx’s key in-line products, Cartia, Tiazac. Any sense that you were doing your diligence about competitive implications and any timing on that? Or did you in your work come up with any diligence on how many competitors and when we should be expecting them?

Allen Chao:	We have done some work, but Tom, would you like to comment on that too?

Thomas Rice:	Yes actually I think Angelo and I could talk about that. You know, as you know, there’s been an approval for Cartia and Taztia. Cartia some time ago and at this point there has been no competition relating to these approvals.

And, Angelo, do you want to add to it?

Angelo Malahias:	So we have the two approvals of — with unlaunched products and there is allegedly one ANDA for each of those products that’s also been filed but those products are not approved, so to date we haven’t seen any competition from new competitors.

Thomas Rice:	So these are difficult products to develop and manufacture and to date we have not seen the entrance of these competitors.

Ken Cacciatore:	Okay great. And I guess one last question, Dr. Chao, in your diligence, Concerta has been held up it seems by a Citizen’s Petition for quite a few years now. I believe it’s over two years. I’m wondering if you have any insights you can give us in your diligence that leads you to believe that we should assume Concerta will be an approvable, substitutable product in the near-term following the resolution of manufacturing.

Allen Chao:	We don’t have any information beyond what you just stated on the Citizen’s Petition and it’s pretty much in the FDA’s hands.

Ken Cacciatore:	Great thank you.

Patricia Eisenhaur:	Okay we’ll take the next question.

Operator:	Your next question comes from David Buck with Buckingham Research Group.

David Buck:	First I’ll give my congratulations to the Andrx team. And a couple of questions for you, Allen and also for Charlie perhaps. Can you give us some sense of what assumptions are behind the accretion? Is it merely some level of SG&A reductions? Should we be looking at the Watson guidance for SG&A for ‘06 as sort of a baseline where you’d expect the combined company to get to? And what type of growth assumptions have you made in ‘07 in terms of approvals? Thanks.

Allan Chao:	David, thank you. First of all we cannot provide projections — depends on timing for the closure — closing of the deal as well as product approvals.

However from an accretion point of view where we made assumptions had something to do with the corporate overhead type of synergy as well as the rationalizing that overlap projects and project development plus assumption for certain product launches in ‘07. That’s the basis for our statement of accretion.
And any questions on that?

Charles Slacik:	No, I think just for this purposes we did say at the beginning that we don’t really have any details for the post-acquisition projections and we don’t expect to be issuing any of those prior to the closing of the merger.

David Buck:	Okay. I guess and to follow up for Charlie, do you have any sense of what the financing cost may be?

Charles Slacik:	Well as I mentioned we have — we did say that this transaction will be $1.9 billion in total. We expect to have a minimum of $1 billion of that funded from cash from the two companies. And the balance will be funded from a bank facility. It’s a $1.15 billion facility, which will be funded at a cost of LIBOR plus 75 basis points.

David Buck:	Okay. Is your intention to replace that soon after closing?

Charles Slacik:	That’s quite possible. Right now we have the initial bridge, I mean, financing in place and we’ll probably be looking at some more economical ways to put in place permanent financing but that’s quite possible.

David Buck:	Okay. And just the $300 million share repurchase, is that now off the table at this point?

Allen Chao:	We will — when the program is approved we’ll continue to evaluate that. Obviously it’s a priority for Watson to get through this period of time and then we’ll see.

David Buck:	Okay thanks.

Patricia Eisenhaur:	Mary, we’ll take the next question.

Operator:	Your next question comes from Randall Stanicky with Goldman Sachs.

Randall Stanicky:	Great, thanks for the question. Can you guys just drill down on the material adverse effects and is there anything and maybe this is what could make this deal not close, first? And then second would this a competitive bidding process, does that influence the timing at all?

Allen Chao:	Randall, the Proxy rules would not allow us to comment and there’ll be a disclosure document coming out soon so I apologize we can’t get there, okay.

Randall Stanicky:	Okay let me follow up with another question now. Does this change your strategy towards India at all?

Allen Chao:	Definitely not. That’s part of all our strategy with Andrx sustained-release capability technology, their pipelines with our ongoing program, I mean, cost efficiency, operation, plus obviously important to our India strategy and we have a great partner with Cipla and we’ll continue working with them actively and we have our own API and dosage form manufacturing sites recently announced, one acquisition and hopefully shortly we’ll be closing deals on the API side. So that’s part of overall growth for the top line and bottom line.

Randall Stanicky:	Okay great, thanks a lot.

Patricia Eisenhaur:	Okay, Mary, we’ll take our next question.

Operator:	Your next question comes from Mark Goodman with Morgan Stanley.

Mark Goodman:	Yeah a few questions. First of all I just want to be clear on the strategy for the Anda distribution business. Are we going to keep that business for sure? That’s number one. Number two, Charlie, when you talk about accretion are we excluding the amortization from the deal? That’s the second question.

And then third just a big picture, Allen, you know, it’s interesting you did these strategic deals down in India and China and I assume you were thinking about buying Andrx all along during that or maybe I shouldn’t make that assumption? I guess that’s a question.

And I guess I’m just curious why you didn’t buy something — buy a company actually in India that was just much larger and already more established or rather, you know, why you’re buying Andrx and then, you know, kind of doing a slow build down in India?

Allen Chao:	Well, Mark, first of all Andrx has very strong capabilities in sustained-release with unique, difficult-to-duplicate product technology available and that’s one type of strategy to balance our portfolio of products. And the India is a different strategy initiative. It’s for API and cost efficiency, cost of goods matter.

It’s complementary to the business we have built so far so we really have many directions not — well not one direction to make this business stronger and growth potential higher. So let me summarize, we have our current strong business. We are gaining sustained-release, which is, you know, is difficult to duplicate type of technology and Andrx has terrific manufacturing capabilities and that’s what you want from capabilities. And India strategy and therefore API and dosage form manufacturing. So it’s all complementary overall planning.
As far as timing for this, the Andrx discussion just happened last several weeks, month and India strategy we have been contemplating things for years ago, a long time ago. As you know the start with Cipla and then we began looking at our own. It’s not as — any business can be built overnight and that quickly but I believe beyond 2007 the India strategy we’ll see the fruits of our work.

Charles Slacik:	I’ll just jump in with the accounting question you asked, Mark. Just to be clear when we talk about accretion for ‘07 we’re talking about GAAP accretion so that would be net of any additional amortization from the acquisition.

Allen Chao:	Mark, we can also come back to a — I forgot to answer your question. And the distribution business we intend to keep the business and we have been running that as a separate business unit from a corporate point of view. It provides steady cash flow, growing cash flow and it’s complementary to the business so we intend to keep it, running that but it’s independent and will be running it professionally and responsibly.

Mark Goodman:	Thanks, Allen.

Allen Chao:	You’re welcome.

Patricia Eisenhaur:	Mary, we’ll move on to the next question.

Operator:	Your next question comes from David Maris with Banc of America Securities.

David Maris:	Hi, Allen. A couple of questions. First is you mentioned other acquisitions and what else and kind of extending the brand strategy. You’re obviously doing this on a parallel track and you wouldn’t want to bite off too much at one time. But what are you looking for in that business?

And separately can you review again what on the OCs the deal with Andrx and Teva calls for? Is there a change of control provision that allows Andrx/Watson to get the filed products back or is it — what are the details that you can share with us after the FTC stepping in and telling you what you have to do?

Allen Chao:	Okay, David, on the acquisition you are referring to the brand part of it, we’ll continue expanding our brand product pipeline. We have been looking at licensing late stage development products as well as potential product — marketed product acquisition and it’s a parallel track from a different team under that Ed Heimers managing that particular productivity so it will not be impacted by the generic part of the business and the acquisition we have been doing.

On oral contraceptives we can’t really comment due to the HSR filing and FTC filing and we have to deal with. So the other question we have would be coming through very quickly but we have to evaluate this situation carefully and hopefully feel comfortable as with the situation we are now. There will be remaining three competitors and Barr, Watson and Teva. That’s all I can report to you now.

David Maris:	Great, well thank you very much and congratulations to both teams.

Operator:	Your next question comes from Amy Stevens with Susquehanna International Group.

Amy Stevens:	Hi yes they have been answered already, thank you.

Patricia Eisenhaur:	Mary, next question.

Operator:	Your next question comes from Michael Tong with Wachovia Securities.

Michael Tong:	Hi, thanks for taking the question. Just a couple of sort of housekeeping items, Allen or Charlie if you could. Is the closing of the transaction dependent upon Andrx getting cleared of the OAI status? And secondly just a follow up to your comment about oral contraceptives that you expect three competitors post-closing, are you keeping the products that Teva is marketing for Andrx or are those products going to go to somebody else, in which case you wouldn’t derive the benefits from those oral contraceptive products?

Allen Chao:	Michael, on the last part the terms and conditions for the Teva agreement remain confidential. We can’t really discuss that here. As far as the closing depending on OAI status, again, a merger agreement we have filed. It’s already on file, sorry and should be able to clarify that very clearly and this shouldn’t be dependent on the OAI status.

Michael Tong:	Thank you.

Patricia Eisenhaur:	Next question, Mary.

Operator:	Your next question comes from William Sawyer with Leerink Swan.

William Sawyer:	Hi, two quick questions. One, outside of the OC space could this acquisition have any impact on Andrx’s existing agreements such as the agreement with Amphastar and with First Horizon? And secondly a bigger picture question, what has management learned from past acquisitions that would give investors added confidence that this acquisition could be integrated successfully? Thanks.

Allen Chao:	Sure. On the existing agreement part that’s including Amphastar’s Lovenox® and that’s all of the existing agreements in place so I don’t believe any issues. As far as integration is concerned I believe this is — it’s a rather simple, easy integration to perform. First of all since three or four years ago we have been putting together an enterprise resource planning using SAP which will be a lot easier to address the expansion of the product line to the business side than five or six years ago where those were using a legacy system.

Second is Andrx has essentially three businesses. The Andrx generic pharmaceutical business is very similar to ours and a smaller unit. Anda distribution managed independently and so current management will continue to be run by — managed by current management team.

The R&D program we can very easily integrate that since we’re looking over the overlapping products to be rationalized, so it’s rather easier — much easier operation to consolidate or integrate than harder, which most people refer to for our Schein acquisition, I’d say about six years ago. Plus management team has been strengthened significantly within Watson and Andrx has a very strong competent management team in place and the combination will make this job a lot easier.

Patricia Eisenhaur:	Mary, we’ll take our next question.

Operator:	Your next question comes from David Woodburn with Prudential.

David Woodburn:	Thanks and I apologize if this has been answered already but when thinking about the distribution business only will the combined company accelerate the revenue growth of that business or will it be more of a margin expansion opportunity for more self-manufactured products?

Allen Chao:	We intend to look at longer term our product line expansion and our margin expansion looking at unique difficult products, our current products plus the long term — longer term the offshore strategy. The distribution business will have its own paths for growth due to the products off patent in the next several years to come. And will be run independently. It will not be a situation relying on either one of them party to make it so we’re really looking longer term. We’ll have a pipeline that grows the business and in the meantime distribution gives us — provides financial stability and a great cash flow business.

David Woodburn:	Can you maybe give us a little information on I guess all existing generic drugs that would be sold through the retail channel now? And I guess maybe oral solids is where you specialize or they would specialize. You know, what percentage of products do they currently distribute?

Allen Chao:	Shipment, you mean, to ship a Watson product?

David Woodburn:	No of overall. I mean just by adding, you know, the ownership from Watson is that going to expand their product offering?

Allen Chao:	No. You would not, in fact it’s got thousands of products out there.

David Woodburn:	Okay. That’s all I was asking. Thank you.

Allen Chao:	Sure sure.

Patricia Eisenhaur:	And, Mary, we’ll take our last question.

Operator:	Your final question comes from Lei Huang with Lehman Brothers.

Lei Huang:	Hi thanks. I have two questions. First can you comment at all on what the new management team structure will be like that after the deal close?

Allen Chao:	We don’t at this point know exactly how it’s going to work. However, all we know is Andrx has a strong management team. We’ll bring managers on board to strengthen Watson’s management team. Obviously the details have yet to be worked out. We obviously will be waiting for the time when we close the deal to address that. But meantime we feel very comfortable with their and plus our team make us a stronger management team together.

Lei Huang:	Great. And then the second going back to the press release, the comment about the deal is expected to be accretive to 2007 earnings with estimated 2000 revenues of $2.8 billion. Did you simply add I guess historical revenues for both companies to arrive at that or is that an actual projection?

Allan Chao:	I don’t believe it’s simply adding historical numbers — estimates of historical and expected numbers together. It’s an approximate number. We won’t know until when we get time for the project, I mean, this transaction to be closed to be able to provide the clearer picture. However it excludes a number of some product launches because we’re not in the position to address that at this point so it’s more a historical projection.

Lei Huang:	Got it, thank you.

Allen Chao:	Okay.

Patricia Eisenhaur:	Well thank you everyone for participating in the call.

Allen Chao:	Thank you very much and we’re obviously excited about this opportunity and will definitely possibly strengthen Watson’s competitive position. And we will grow the business accordingly. Thank you very much.

Operator:	Thank you. This concludes today’s Watson Pharmaceuticals conference call. You may now disconnect.
END

The following information was distributed to Company Management on March 30, 2006, and may be posted on the Company’s internal intranet, which is available to employees.

Note Regarding Projections and Forward-Looking Statements
Additional Information about the Transaction and Where to Find It
Watson Corporate Headquarters - Corona, CA
Watson: A Brief History
Watson Today
Current Operating Structure
Current Manufacturing Technologies
Global Operations Today
Global Product Development Centers
Global Manufacturing Centers
Generics Strategy

A BRIEF INTRODUCTION TO WATSON Allen Chao, Ph.D. Chairman & Chief Executive Officer March 30, 2006

Note Regarding Projections and Forward-Looking Statements Any statement contained in this presentation that refers to Watson's estimated or anticipated future results, product development efforts, regulatory strategies, strategic initiatives, product launches, prospects for regulatory approval of its products or other non-historical facts are forward-looking statements that reflect Watson's current analysis of existing trends and information. Watson disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from current expectations depending upon a number of factors affecting Watson's business. These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives (including successful integration of acquisitions); the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; market acceptance of and continued demand for Watson's products; the impact of competitive products and pricing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations; uncertainties related to the timing and outcome of litigation; and such other risks and uncertainties detailed in Watson's Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Additional Information about the Transaction and Where to Find It This slide presentation and conference call may be deemed to be solicitation material in respect of the proposed merger of Watson and Andrx. In connection with the proposed merger, Andrx will file a proxy statement with the U.S. Securities and Exchange Commission (the SEC). INVESTORS AND SECURITY HOLDERS OF ANDRX ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Andrx. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Watson and Andrx with the SEC, at the SEC's web site at http://www.sec.gov . Free copies of the proxy statement, when it becomes available, and the company's other filings with the SEC may also be obtained from the company. Free copies of Andrx's filings may be obtained by directing a request to Andrx Corporation, 4955 Orange Drive, Davie, Florida 33314, Attention: Investor Relations. Participants in Solicitation Watson and Andrx and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Andrx stockholders in favor of the merger. Information regarding Andrx's directors and executive officers is available in Andrx's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 19, 2005. Information regarding Watson's directors and executive officers is available in Watson's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 1, 2005. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Watson Corporate Headquarters - Corona, CA "Hwa's son" ^ "Watson"

Watson: A Brief History

1984	1993	1997	1999	2000	2003	2004	2005
Watson Pharmaceuticals was founded 1st ANDA approvals in '85	Listed on NASDAQ (NASDAQ: WATS)	Acquired several brand products Added to NYSE (NYSE: WPI)	Acquired TheraTech	Acquired Schein Pharmaceuticals	FDA approval for OXYTROL® Entered Cipla alliance	Acquired Silodosin and TRELSTAR®	Acquired Goa, India manufacturing facility from Dr. Reddy's

5

Watson Pharmaceuticals was founded 1st ANDA approvals in '85 Acquired Schein Pharmaceuticals Acquired several brand products Added to NYSE (NYSE: WPI) Acquired Silodosin and TRELSTAR(r) 1984 1993 1997 1999 2000 2003 2004 2005 Listed on NASDAQ (NASDAQ: WATS) Acquired TheraTech FDA approval for OXYTROL(r) Entered Cipla alliance Acquired Goa, India manufacturing facility from Dr. Reddy's Watson: A Brief History

Clear, Consistent Strategy Since 1995 1995 2000 2003 Beyond Stage One Stage Two Stage Three Acquisitions establish Watson's market presence Build infrastructure to support growth of brand and generics Accelerate generics and brand revenue and margin growth Oclassen Royce Labs Rugby Group Co-Censys Searle OC's TheraTech Schein Enterprise Resource Planning Strategic planning Cipla alliance Integrate Schein operations Strengthened management Established two operating divisions Improving operating efficiencies Establishing offshore operations 2001 2004

Watson Today * Reflects twelve months ended December 31, 2005 Watson is a leading $1.65B* specialty pharmaceutical company that develops and markets: One of the broadest lines of generic pharmaceutical products Specialty brand pharmaceutical products to treat diseases in the markets of: Urology Nephrology

FY 05 Revenue Grows to $1.65B

(in millions)
CAGR = 16.3%
1999 - 2005
$1,646MM
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
FY99
FY00
FY01
FY02
FY03
FY04
FY05

8

FY 99 FY 00 FY 01 FY 02 FY 03 FY 04 FY 05 Total Revenue 664.4 811.5 1160.7 1223.2 1457.8 1640.5 1646.2 FY 05 Revenue Grows to $1.65B CAGR = 16.3% 1999 - 2005 (in millions) $1,646MM

FY 05 Revenue Breakdown

Generic Pharmaceuticals $1,243
Other Revenue $14
Brand Pharmaceuticals $390

($ Millions)

9

FY 05 Revenue Breakdown Generic Pharmaceuticals Brand Pharmaceuticals Other Revenue Revenue 1243 390 14 ($ Millions)

5th Largest U.S. Pharmaceuticals Company

Market Position		TRxs Dispensed (MM)
1	TEVA Pharmaceuticals USA	380
2	Pfizer	325
3	Novartis	289
4	Mylan Laboratories Inc.	228
5	Watson Pharmaceuticals, Inc.	197
6	GSK GlaxoSmithKline	132
7	Merck	127
8	AstraZeneca	109
9	Mallinckrodt	94
10	actavis	89*

Source: IMS Health (Dec. 2005), * Includes Alpharma and Amide

10

228 132 197 109 89* 94 127 4 6 5 8 10 9 7 Market Position TRxs Dispensed (MM) 380 1 289 3 325 2 5th Largest U.S. Pharmaceuticals Company Source: IMS Health (Dec. 2005), * Includes Alpharma and Amide

4th Largest U.S. Generics Company, in TRxs

Market Position		TRxs Dispensed (MM)
1	TEVA Pharmaceuticals USA	380
2	Mylan Laboratories Inc.	228
3	SANDOZ	209
4	**WATSON Pharmaceuticals, Inc.**	**197**
5	MALLINCKRODT	94
6	actavis	89*
7	Barr Laboratories	83
8	Qualitest	80
9	PAR Laboratories, Inc.	70
10	URL Mutual	46

Source: IMS Health (Dec. 2005) * Includes Alpharma and Amide

11

Source: IMS Health (Dec. 2005), * Includes Alpharma and Amide 380 228 209 94 83 89* 70 80 1 2 3 5 7 6 9 8 Market Position TRxs Dispensed (MM) Qualitest 197 4 46 10 4th Largest U.S. Generics Company, in TRxs 4th Largest U.S. Generics Company, in TRxs 4th Largest U.S. Generics Company, in TRxs

Watson's Dual Strategy: Committed to Both Brands and Generics Brands Longer product lifecycle Higher margins Focused portfolio strategy builds equity with physicians Generics The macro environment Large wave of blockbuster patent expirations Socio-economics point to increased utilization of generics Our heritage Complements and strengthens long term growth potential

Current Operating Structure

Shared Services

Finance – IT – Legal – HR – Sales Ops

Generic Division

Oral Contraceptives
Pain Management
Anti-Inflammatory
Antibiotics
Hypertensives
etc.

Brand Division

Urology

TRELSTAR (triptorelin pamoate for injectable suspension)

OXYTROL Oxybutynin Transdermal System

ANDRODERM (testosterone transdermal system)

Nephrology

Ferrlecit sodium ferric gluconate complex in sucrose injection

13

Current Operating Structure Brand Division Oral Contraceptives Pain Management Anti-Inflammatory Antibiotics Hypertensives etc. Urology Nephrology Generic Division Finance - IT - Legal - HR - Sales Ops Shared Services

Current Manufacturing Technologies

OXYTROL
Oxybutynin Transdermal System

SCHEIN
Ferrlecit
sodium ferric gluconate complex in sucrose injection

2.5mg/day
ANDRODERM
5mg/day
ANDRODERM
WATSON PHARMA

14

Current Manufacturing Technologies Watson has manufacturing technologies in: Tablets Capsules Gum Transdermal patches Lozenges Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc. Gels, ointments, creams, etc.

Global Operations Today

Coleraine, N. Ireland
Danbury, CT
Gurnee, IL
Brewster, NY
Mt. Prospect, IL
Carmel, NY
Copiague, NY
Salt Lake City, UT
Morristown, NJ
Corona, CA
Changzhou, China
Mumbai, India
Goa, India

15

? ? ? ? Global Operations Today ? Corona, CA Salt Lake City, UT Carmel, NY Copiague, NY Goa, India ? ? ? ? ? ? ? ? Coleraine, N. Ireland Mumbai, India Changzhou, China Morristown, NJ Brewster, NY Danbury, CT Gurnee, IL Mt. Prospect, IL

Global Product Development Centers Corona, CA Immediate/Sustained release Danbury, CT Immediate release Mumbai, India Immediate release Salt Lake City, UT Transdermals/gels

Global Manufacturing Centers Carmel, NY Solid dosage Copiague, NY Gum Corona, CA Solid dosage Changzhou, China API Coleraine, N. Ireland API Goa, India Solid dosage Mumbai, India API Salt Lake City, UT Transdermals/gels

BRAND DIVISION

Watson Brands: Today

- **Specialty Products** - Providing value and service to the urology community
  - Oxytrol® / Kentera™
  - Trelstar® LA & Trelstar® Depot
  - Androderm®
- **Nephrology** - Leader in IV iron replacement
  - Ferrlecit®
  - INFeD®

19

Watson Brands: Today Specialty Products - Providing value and service to the urology community Oxytrol(r) / Kentera(tm) Trelstar(r) LA & Trelstar(r) Depot Androderm(r) Nephrology - Leader in IV iron replacement Ferrlecit(r) INFeD(r)

Watson Brands: New products in select therapeutic areas Focus on specialty products Clinical differentiation Marketing skill Success Factors

Oxytrol® International – A Broad Beginning

Launches of Oxytrol® in Canada and Australia and launch of Kentera™ in Europe

Kentera™

2004	Canada
2005	Germany, UK, Ireland, Sweden, Norway, Finland, Denmark, Austria, Netherlands, Australia
2006*	Greece, Slovak Republic, Luxembourg
2007*	Switzerland, Belgium

* Dates beyond 2005 projected

21

Oxytrol(r) International - A Broad Beginning Launches of Oxytrol(r) in Canada and Australia and launch of Kentera(tm) in Europe 2004 2005 2006* 2007* Canada Greece, Slovak Republic, Luxembourg Switzerland, Belgium Germany, UK, Ireland, Sweden, Norway, Finland, Denmark, Austria, Netherlands, Australia * Dates beyond 2005 projected

Nephrology: Growing IV Iron Market

Grams up 10%* YoY; Watson captures 53%* of units

* Source: IMS Health Data, month ended Nov 2005

22

Q1 02 Q2 02 Q3 02 Q4 02 Q1 03 Q2 03 Q3 03 Q4 03 Q1 04 Q2 04 Q3 04 Q4 04 Q1 05 Q2 05 Q3 05 Q4 05 IV Iron Grams 258 257 247 251 267 274 269 255 281 281 282 300 309 319 308 322 * Source: IMS Health Data, month ended Nov 2005 Nephrology: Growing IV Iron Market Grams up 10%* YoY; Watson captures 53%* of units

Watson Brands: R&D Pipeline Oxybutynin gel Silodosin Trelstar(r) line extension Licensing and other business development

Oxybutynin Gel Projected Timetable

Efficacy Study
Q3 07
Open Label
Q3 07
NDA
Q4 07
FDA Approval
Q4
2006
2007
2008

24

Oxybutynin Gel Projected Timetable Efficacy Study Open Label NDA FDA Approval Q4 Q3 07 Q4 07 Q3 07 2006 2007 2008

Silodosin Projected Development Timetable

Efficacy
Q4 06
Open Label Safety
Q4 07
NDA
Q2 08
FDA Approval
Q 2
2005
2006
2007
2008
2009

25

Silodosin Projected Development Timetable 2005 2006 2007 2008 2009 Efficacy Open Label Safety NDA FDA Approval Q2 Q4 07 Q2 08 Q4 06

Trelstar(r) Life-Cycle Phase 4 underway to evaluate potential new indications Oncology Endometriosis Breast Cancer Option for longer acting formulation under development by Debiopharm

WATSON Pharmaceuticals, Inc.

GENERICS DIVISION

27

GENERICS DIVISION

*Source: IMS Health Data thru Sept. '05 **Including 1 supplement and 2 amendments. Watson Generics: 2005 Over 10 billion units manufactured or distributed in 2005 Total prescriptions increased over 8% in last 12 months Launched 8 generic products 3 Approvals; 5 tentative approvals Filed 22** abbreviated new drug (ANDA) applications 47 ANDAs pending at year end

Watson Generics: Today Clearer focus in 2005 More efficient operations Significantly expanded R&D pipeline and productivity Strong customer service levels Good business partners

Generic Patent Challenges Source: IMS Health Data, TTM, Dec. 2005; FTF = first to file opportunity; SE = shared exclusivity opportunity; TA = tentative Approval Sales ($M) EE/Levonorgestrel (Seasonale) - FTF $100 Testosterone Gel (Androgel) - FTF, approved $325 Rivastigmine (Exelon) - SE, TA $225 Pioglitazone Tablets (Actos) - SE, TA $2,000 3 Undisclosed PIV exclusivity opportunities $625 7 PIV Exclusivity or Shared Exclusivity Opportunities 8 Tentative approvals 21 Total paragraph IV's

Watson Generics: Critical mass Quality products Operating efficiencies Customer service Success Factors

Generic Company Pipelines (H1-2005)

160
140
120
100
80
60
40
20
0
141
61
52
49
45
44
40
35
30
28
27
26
Teva
Ivax
Ranbaxy
Par
Dr. Reddy's
Mylan
Watson
Barr
Andrx
Auro-bindo
Eon
Sun Pharma

Source: ABN AMRO

32

0 20 40 60 80 100 120 140 160 141 Teva 61 Ivax 52 Ranbaxy 49 Par 45 Dr. Reddy's 44 Mylan 35 Barr 30 Andrx 28 Auro- bindo 27 Eon 26 Sun Pharma Source: ABN AMRO Generic Company Pipelines (H1-2005) 40 Watson

Impact Of Newcomers Will First Be Felt In '06 Newcomers Company FY02 FY03 FY04 FY05 Pending Approval Established Sun Pharma 1 3 6 22 26 Glenmark - - - 7 5 Cadila - - 12 13 20 Orchid - - - 18 17 Lupin 2 3 - 14 15 Aurobindo - - 2 22 28 Wockhardt - 1 6 6 14 Subtotal 3 7 26 102 125 Ranbaxy 15 25 25 29 60 Dr. Reddy's 6 14 13 13 45 Subtotal 21 39 38 42 105 Total 24 46 64 144 230 Source: ABN AMRO

… And The Chinese Are Gathering Steam

Chinese DMF filings
45
40
35
30
25
20
15
10
5
14%
12%
10%
8%
6%
4%
2%
1999
2000
2001
2002
2003
2004
1H 2005
Filings from China (LHS)
% of Total Filings

Source: ABN AMRO

34

.... And The Chinese Are Gathering Steam Chinese DMF filings 5 10 15 20 25 30 35 40 45 1999 2% 4% 6% 8% 10% 12% 14% Filings from China (LHS) % of Total Filings 1H 2005 2004 2003 2002 2001 2000 Source: ABN AMRO

Watson Generics: Keys to Our Success Strong relationships with customers High service levels Large portfolio of products High product quality and consistency Competitive costs

Enhancing Competitiveness for Long Term Success Active Pharmaceutical Ingredients (API) Partner with third parties Develop strategically selective APIs Improving efficiencies / cost management Manufacturing operations Facilities consolidation Building offshore capability

Generics Strategy

Watson's Current Generics

1. Specialized Transdermal/Gels Product/Technologies
2. Specialized Sustained Release Products/Technologies
3. Solid dosage form

STRONG PRODUCT TECHNOLOGY +
BROAD PRODUCT OFFERINGS
(BREADTH / DEPTH)

4. Operating efficiencies
5. Asian Strategy

Foundation for Near-Term & Long-Term Growth & Revenue

Cost-Effective Operations

37

Generics Strategy Foundation for Near-Term & Long-Term Growth & Revenue Watson's Current Generics Operating efficiencies Asian Strategy Specialized Transdermal/Gels Product/Technologies Specialized Sustained Release Products/Technologies Solid dosage form Cost-Effective Operations

Generics Strategy

API
- Synthesis
- Production

Partners

Watson China/Taiwan
Develop & Manufacture APIs

Watson India
Develop & Mfg. Selected APIs

Product Development
- Formulation Development
- Analytical Method Development

Watson US
Product Development Center

Watson India
Product Development Center

Manufacturing
- Process Validation
- Capacities, Cost
- Quality

Watson US
Manufacture Finished Dosage Form

Watson India
Mfg. Finished Dosage Form

Commercial
- Sales & Marketing
- Distribution

38

Formulation Development Analytical Method Development Product Development Synthesis Production API Generics Strategy Watson China/Taiwan Develop & Manufacture APIs Watson India Develop & Mfg. Selected APIs Watson India Product Development Center Watson India Mfg. Finished Dosage Form Partners Watson US Product Development Center Watson US Manufacture Finished Dosage Form Commercial Sales & Marketing Distribution

Watson: Well Positioned for Growth Pipeline Strengthen pipeline of specialty products More than 40 ANDAs submitted Sales and Marketing Broad product offering for our customers API/ Cost of Goods Building offshore capabilities in India, Taiwan and China Brand business Steady performing business Expanding pipeline opportunities Strong management team Well positioned for future growth

WATSON Pharmaceuticals, Inc.

WPI

LISTED

NYSE

40